EXHIBIT 99


                      CORNERSTONE PROPERTIES' TWO LARGEST SHAREHOLDERS
                    CONVERT PREFERRED STOCK TO COMMON SHARES


New York, NEW YORK (July 28, 1997) -- Cornerstone Properties Inc. (NYSE:CPP) is pleased to announce that its two largest shareholders, Hexalon Real Estate, Inc. ("Hexalon") and The New York State Teachers' Retirement System ("NYSTRS") have converted their preferred shares into common shares.

The conversion was based upon a predetermined average share price set at the time of the $166.5 million private placement of preferred equity to Hexalon and NYSTRS in November 1996. Upon meeting the target of having an average share price in excess of $16.00 over a twenty-day period, NYSTRS and Hexalon were contractually obligated to convert their shares. After the conversion, Cornerstone has 48,680,946 common shares outstanding, of which NYSTRS owns 6,896,550 shares (14.17%) and Hexalon owns 4,586,210 shares (9.42%).

Cornerstone Properties Inc. is a self-administered equity real estate investment trust (REIT) investing exclusively in Class A office properties in prime locations in major metropolitan areas and central business districts. The Company, through its subsidiaries, currently owns eight Class A office properties throughout the United States comprising nearly 5 million rentable square feet. Headquartered in New York City, the Company's stock is traded on the New York Stock Exchange under the ticker symbol CPP.